Immunocore announces achievement of target enrollment in registrational TEBE-AM trial with KIMMTRAK® (tebentafusp) in previously treated advanced melanoma
Topline overall survival data expected as early as end of 2026

(OXFORDSHIRE, England & CONSHOHOCKEN, PA & ROCKVILLE, MD, US, 14 September 2026) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced the achievement of target patient enrollment (540 patients) in the TEBE-AM clinical trial (NCT05549297).

TEBE-AM is a global, randomized, registrational Phase 3 clinical trial evaluating KIMMTRAK (tebentafusp) as monotherapy and in combination with pembrolizumab, versus Investigator’s Choice, for the treatment of HLA-A*02:01-positive patients with advanced melanoma whose disease has progressed following prior therapy. The primary endpoint is overall survival.

"Achieving target enrollment in TEBE-AM is an important milestone for Immunocore and a critical step toward addressing the substantial unmet need in previously treated, post-PD1 advanced melanoma, a setting with limited treatment options,” said Mohammed Dar, Chief Medical Officer of Immunocore. “We are grateful to the patients and investigators participating in the trial."

With target enrollment now achieved, patients enrolled in the trial will continue to be followed for the planned overall survival analysis.

The Company believes tebentafusp has the potential to address a significant unmet need for up to 4,000 HLA-A*02:01-positive patients with previously treated advanced melanoma in the post-PD1 setting, in the United States and Europe. The Company expects to be able to share topline data as early as the end of 2026.

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About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About TEBE-AM - Phase 3 registrational trial with tebentafusp in previously treated advanced melanoma

The trial is evaluating tebentafusp in patients with second-line or later advanced melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. The study comprises three arms: tebentafusp as monotherapy, tebentafusp in combination with an anti-PD-1, and a control arm. The primary endpoint is overall survival.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis and survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the estimated size of the patient populations for the Company’s product candidates; the Company’s expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, and results of its TEBE-AM trial. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions, including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East, or global geopolitical tension, on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; the Company’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; the Company’s ability to obtain and maintain regulatory approval of KIMMTRAK and its other product candidates; the Company’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; the Company’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; the Company’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on February 25, 2026, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on LinkedIn: @Immunocore

Ryan Baker, Vice President, Investor Relations
T: +1 (215) 384-4781
E: ir@immunocore.com